September 19, 2006

Securities and Exchange Commission

450 Fifth Street NW

Washington, DC

20549 USA

Dear Sirs:

                RE: Deltron, Inc.

We have read Item 4.01 of the Form 8-K dated September 14, 2006 of Deltron, Inc. and are in agreement with the statements contained in Item 4(a). We have no basis to agree with other statements of the registrant contained in Item 4.

Yours truly,

"Staley, Okada & Partners"

STALEY, OKADA & PARTNERS

Chartered Accountants